UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2025

TUCOWS INC.
(Exact Name of Registrant Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-28284 (Commission File Number)	23-2707366 (IRS Employer Identification No.)

96 Mowat Avenue, Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 535-0123

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TCX	NASDAQ

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement.

This matter relates solely to the capital structure of Ting Fiber, LLC (“Ting”), a consolidated subsidiary of Tucows Inc. (the “Company”), and does not impact the operations, liquidity, or business of Tucows Inc. or its other subsidiaries. As disclosed in our most recent Quarterly Report on Form 10-Q, Ting had not paid the preferred return due to Generate TF Holdings, LLC (“Generate”) under the Ting Fiber LLC Amended and Restated Limited Liability Company Agreement, dated as of August 11, 2022 (the “LLC Amended Agreement”), for two consecutive quarters.

On December 1, 2025, Ting received written notice from Generate asserting that a Return Breach (as defined below) and a Trigger Event (as defined below) had occurred as a result of Ting’s failure to pay the quarterly preferred return for two consecutive quarters, and Generate reserved its rights to pursue remedies provided to it under the LLC Amended Agreement and applicable law. Generate has not exercised its option to seek a Breach Remedy (as defined below), nor did Generate make a Redemption Request (as defined below).

The Company does not expect either the Return Breach or the Trigger Event to have a material impact on its operations, liquidity or ability to continue conducting business as usual.

Ting entered into a Series A Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with Generate TF Holdings, LLC (“Generate”) on August 8, 2022 (the "Effective Date"), and closed the transaction contemplated thereby on August 11, 2022 (the "Transaction Close"), pursuant to which Ting issued and sold 10,000,000 units of its Series A Preferred Units to Generate at a cash purchase price of $6.00 per unit.

Under the LLC Amended Agreement, a “Return Breach” occurs if, following the second anniversary of the Effective Date, Ting fails to pay in cash to Generate any Unsatisfied Preferred Return for two consecutive distribution dates, which failure is not cured within 60 days following notification by Generate of such failure. The Unit Purchase Agreement defines the “Unsatisfied Preferred Return” as an amount (if any) equal to (i) the aggregate preferred return on such Series A Preferred Units up to and including the date that the Unsatisfied Preferred Return is calculated, reduced by (ii) the aggregate amount of all distributions made with respect to the Series A Preferred Units.

Under the LLC Amended Agreement, a “Trigger Event” is defined as (i) a Return Breach, (ii) the failure to pay the Redemption Price (as defined below) in accordance with the LLC Amended Agreement, (iii) a material breach of the LLC Amended Agreement, (iv) an event of default (or similar term) under the Company’s Credit Agreement, dated as of September 22, 2023, or (v) a material breach if not cured or otherwise remedied in accordance with the terms of any credit facility (taking into account any cure periods), by Ting or any of its subsidiaries under any debt facilities where Ting or any of its subsidiaries incurs indebtedness for borrowed money.

Under the terms of the LLC Amended Agreement, a “Mandatory Redemption Event” is defined as the earliest occurrence of any of the following (i) a sale of Ting, (ii) a public offering, (iii) an event of default (or similar term) under the Company’s Credit Agreement, dated as of September 22, 2023, (iv) a material breach if not cured or otherwise remedied in accordance with the terms of any credit facility (taking into account any cure periods), by Ting or any of its subsidiaries under any debt facilities where Ting or any of its subsidiaries incurs indebtedness for borrowed money, (v) a Return Breach, and (vi) the six-year anniversary of the Transaction Close.

Upon the occurrence of a Mandatory Redemption Event, all Series A Preferred Units shall be redeemed by Ting at a price equal to the Redemption Price (as defined below) within 30 days of receiving a written notice from Generate requesting redemption of all Series A Preferred Units (the "Redemption Request"). The “Redemption Price” is defined as an amount equal to (i) the aggregate Unreturned Series A Capital Balance with respect to all issued and outstanding Series A Preferred Units held by the holder immediately prior to the redemption date, plus (ii) the aggregate Unsatisfied Preferred Return on the Series A Preferred Units, plus (iii) in the event that the redemption date occurs on or prior to the date that is four years following the Effective Date, the Make-Whole Premium. The “Make-Whole Premium” means, with respect to each Series A Preferred Unit, an amount calculated immediately prior to a redemption equal to (i) (A) the Unreturned Series A Capital Balance and Unsatisfied Preferred Return outstanding immediately prior to such redemption plus (B) the cumulative and compounded Preferred Return that would have accrued (at the Preferred Rate in effect immediately prior to such redemption) on such Unreturned Series A Capital Balance through and including the six-year anniversary of the Effective Date had such Series A Preferred Unit not been redeemed, and thereafter applying to such sum a discount rate, on a quarterly-compounded basis, equal to the Applicable Treasury Rate plus 50 basis points, less (ii) the Unreturned Series A Capital Balance and Unsatisfied Preferred Return outstanding immediately prior to such redemption.

In addition to such Return Breach constituting a Mandatory Redemption Event, Generate has the option, at its discretion, to either (i) convert the Series A Preferred Units based on the Redemption Price into common units of Ting based on the then applicable conversion price; or (ii) compel the sale of certain assets of Ting or its subsidiaries of equal value to the Redemption Price (each a “Breach Remedy”).

If Ting did receive a Redemption Request from Generate, Ting would be required to pay Generate an estimated $186 million, representing the Redemption Price. The Company currently expects that, as a result of the Return Breach and Generate’s resulting rights under the LLC Amended Agreement, the outstanding obligation of Ting to Generate related to the Series A Preferred Units, which has previously been reflected as a long‑term obligation, will be reclassified as a current liability in the Company’s consolidated financial statements. The Company is evaluating the implications of the Return Breach and Generate’s related rights on its capital structure and liquidity, and will provide additional disclosure as appropriate in future filings with the Securities and Exchange Commission.

Ting continues to operate in the ordinary course and remains engaged in an ongoing strategic process, which may include the sale of certain assets. Ting is working cooperatively with Generate in connection with this process. Neither the occurrence of the Return Breach nor the Trigger Event create an immediate liquidity requirement for Ting or require any capital contribution or other funding from the Company. The reclassification of Ting’s Series A Preferred Units as a current liability is an accounting presentation and does not affect Ting’s operating performance, customer service, or its ability to meet its obligations under its Secured Fiber Revenue Notes. The rights asserted by Generate in connection with the Return Breach relate to Ting Fiber, LLC and its subsidiaries, and such rights under the LLC Amended Agreement do not extend to, or otherwise impose any liability upon, Tucows Inc. or its other subsidiaries. Under the LLC Amended Agreement, the remedies available to Generate following a Return Breach are limited to the equity interests and assets of Ting Fiber, LLC and its subsidiaries, and are subordinate to the rights of the secured noteholders under Ting’s asset-backed securitization facilities. Accordingly, the occurrence of the Return Breach and any exercise of rights by Generate do not affect the Company’s securitized debt structure and have no impact on the ABS facilities or the collateral securing them.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCOWS INC.

By: /s/ Ivan Ivanov

Ivan Ivanov

Chief Financial Officer

Date: December 5, 2025